UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2009

GigOptix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2400 Geng Road Suite 100, Palo Alto, CA	94303
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:   (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Dr. Avi Katz
On January 29, 2009, GigOptix, Inc. (the “Company”) entered into an Employment Agreement with Dr. Avi Katz, the Company’s President and Chief Executive Officer.  Dr. Katz became President and Chief Executive Officer in connection with the merger between GigOptix LLC and Lumera Corporation, now wholly owned subsidiaries of the Company, that became effective as of December 9, 2008 (the “Merger”).  The Employment Agreement calls for Dr. Katz to serve as Chief Executive Officer for an initial term of approximately three years ending on December 10, 2011.  Dr. Katz will receive a base salary of $360,000 per year, which may be increased by the Compensation Committee of the Company’s Board of Directors.  Additionally, Dr. Katz is eligible to receive an annual performance bonus under the Company’s executive incentive plan, with target bonus and performance metrics to be determined by the Company’s Board of Directors or the Compensation Committee of the Board.  In addition to the annual performance bonus, the Board of Directors or the Compensation Committee (if requested by the Board) will consider awarding special transaction bonuses for Dr. Katz in the event that the Company merges with or acquires other companies or the Company is sold.  Dr. Katz is also entitled to participate in the Company’s equity incentive plan, as that plan is administered by the Company’s Board of Directors.

If Dr. Katz’s employment with the Company is terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Employment Agreement), Dr. Katz would be entitled to receive as severance in installments over a six month period, amounts equal to six months of his annual base salary then in effect and a lump sum payment equal to eighteen months of his annual base salary following the initial six month period.  Additionally, 75% of Dr. Katz’s unvested options will vest.  In the event that such termination occurs within six months following a Change of Control, then Dr. Katz will be entitled to a pro-rated annual bonus plus lump sum severance amount equal to three years worth of his annual base salary plus average annual bonuses.  Additionally, 100% of Dr. Katz’s unvested options will vest.

To be entitled to receive the severance amounts referred to in the paragraph above, Dr. Katz must agree to a six month covenant not to compete and twelve month restriction on solicitation of customers and employees of the Company.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Employment Agreement does not purport to be complete and is qualified by its entirety by reference to Exhibit 10.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between the Company and Dr. Katz, dated as of January 26, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC. By: /s/ Dr. Avi Katz Name: Dr. Avi Katz Title: Chief Executive Officer

Date: February 2, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement by and between the Company and Dr. Katz, dated as of January 26, 2009